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Exhibit 23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related prospectus pertaining to the Sudbury, Inc. Stock Option Agreement Dated July 29, 1994 and Sudbury, Inc. Non-Statutory Stock Option Agreement Dated September 1, 1992 and to the incorporation by reference therein of our reports dated July 18, 1994, with respect to the consolidated financial statements of Sudbury, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 1994, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                                ERNST & YOUNG LLP

Cleveland, Ohio

January 27, 1995